Exhibit 21.1

List of Subsidiaries of

Evolution Metals & Technologies Corp.

Entity Name	Place of Organization
Evolution Metals NewCo, Inc.*	Delaware

Evolution Metals LLC**	Delaware

Evolution Metals LLC (Korea)***	South Korea

KCM Industry Co., Ltd.****	South Korea

KMMI INC.****	South Korea

Handa Lab Co., Ltd.****	South Korea

NS World Co., Ltd.****	South Korea

*	100% owned subsidiary of Evolution Metals & Technologies Corp.

**	≤ 99% owned subsidiary of Evolution Metals & Technologies Corp., ≥ 1% owned subsidiary of Evolution Metals NewCo, Inc.
***	100% owned subsidiary of Evolution Metals LLC
****	100% owned subsidiary of Evolution Metals LLC (Korea)